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                          EQUITABLE PREMIER FUNDS TRUST
                                 EQUITABLE TRUST

      PLAN PURSUANT TO RULE l8f-3 UNDER THE INVESTMENT COMPANY ACT OF 1940

         This Plan (the "Plan") is adopted by the Equitable Premier Funds Trust ("Premier Trust") and the Equitable Trust (collectively the "Trusts") pursuant to Rule l8f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), and sets forth the general characteristics of, and the general conditions under which the Trusts may offer, multiple classes of shares of its now existing and hereafter created series. This Plan is intended to allow the Trusts to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

         Each of the Trusts' constituent series (each, a "Fund") may from time to time issue one or more of the following classes of shares: Premier Trust offers Class A shares, Class B shares, Class C and Class Z. The Equitable Trust offers Class A, Class B, Class C and Class Z shares. Each of the classes of shares will represent interests in the same Fund of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trusts prospectus or statement of additional information as from time to time in effect (the "Prospectus"). Each Fund is managed by The Equitable Life Assurance Society of the United States ("Manager"), and each class is distributed by AXA Advisors, LLC and Equitable Distributors, Inc. (together the "Distributors").

CLASS CHARACTERISTICS

         CLASS A. Class A shares are sold to the general public subject to an initial sales charge as set forth more completely in the registration statement of the Trusts as in effect from time to time. The maximum initial sales charge is 5.5% of the public offering price (except that the maximum initial sales charge is 4.5% for the Core Bond Fund).

         Class A shares are subject to an service fee at the annual rate of up to 0.25% of their average daily net assets, paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

         Class A shares held less than one year are subject to a CDSC upon redemption if the Class A shares were purchased without an initial sales charge due to an initial sales charge waiver for large purchases. The maximum Class A CDSC is equal to 1% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class A shares held one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

         CLASS B. Class B consists of Sub-Class B1, Sub-Class B2 and Sub-Class
B3.

         SUB-CLASS B1. Class B1 shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge. The maximum CDSC for Class B1 shares is equal to 5% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class B1 shares held for the time specified in the Registration Statement (eight years or longer) and Class B1 shares acquired through reinvestment of dividends or capital gains

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distributions are not subject to the CDSC. These terms are set forth more completely in the registration statement of the Trusts as in effect from time to time.

         Class B1 shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

         Class B1 shares of a Series convert to Class A shares of the same Series approximately eight years after issuance at their relative net asset values.

         SUB- CLASS B2. Class B2 shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge. The maximum CDSC for Class B2 shares is equal to 3.5% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class B2 shares held for the time specified in the Registration Statement (five years or longer) and Class B2 shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. These terms are set forth more completely in the registration statement of the Trusts as in effect from time to time.

         Class B2 shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

         Class B2 shares of a Series convert to Class A shares of the same Series approximately five years after issuance at their relative net asset values.

         SUB-CLASS B3. Class B3 shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge. The maximum CDSC for Class B3 shares is equal to 3% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class B3 shares held for the time specified in the Registration Statement (four years or longer) and Class B3 shares acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. These terms are set forth more completely in the registration statement of the Trusts as in effect from time to time.

         Class B3 shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

         Class B3 shares of a Series convert to Class A shares of the same Series approximately four years after issuance at their relative net asset values.

         CLASS C. Class C shares are sold to the general public subject to an initial sales charge of 1% of the public offering price.

         Class C shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

         Class C shares held less than eighteen months are subject to a CDSC upon redemption. The maximum CDSC for Class C shares is equal to 1% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class C shares held

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for one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

         CLASS Z. Class Z shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Class Z shares are available for purchase only by the types of investors described in the Registration Statement.

         The Class A, B, C and Z shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the Act, and as described in the Prospectus.

ALLOCATIONS TO EACH CLASS

EXPENSE ALLOCATIONS OF EACH CLASS

         The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: Rule l2b-1 fees payable by the Trusts to each of the distributors of the Trusts Class A, Class B and Class C shares. Subject to the approval of a majority of each Trust's Board of Trustees, including a majority of the Independent Trustees (as defined in each Distribution Plan), the following, "Class Expenses" may, to the extent not required to be borne by the Manager, pursuant to the Trusts' Investment Management Agreements, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class of shares; (h) any fees imposed pursuant to a non-Rule l2b-l shareholder services plan that relate to a specific class of shares; and (i) any additional expenses, not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Trusts' assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

         All expenses not hereafter designated as Class Expenses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund ("Fund Expenses").

         However, notwithstanding the above, the Trusts may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule l8f-3 under the Act.

WAIVERS AND REIMBURSEMENTS

         The Manager or Distributors may choose to waive or reimburse Rule l2b-1 fees or any Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

     As of the date of this Plan, the Trusts have adopted a Distribution Plan pursuant to Rule l2b-1 under the Act for the Class A, Class B and Class C shares (the "Distribution Plans").

INCOME, GAINS AND LOSSES

         Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.


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         The Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the Act.

CONVERSION AND EXCHANGE

         The Class A, Class C and Class Z shares shall not convert into another Class. Class B shares may automatically convert into Class A shares, subject to such terms as may be approved by the Trustees.

         In the event of any material increase in payments authorized under the Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to Class A shares, existing Class B shares will not be permitted to convert into Class A shares unless the Class B shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Class B shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to Class A shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Class A shares. Class B shares sold after the implementation of the fee increase may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class B shares were disclosed in an effective registration statement.

EXCHANGE FEATURES

         Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Fund; Class A shares may be exchanged for Class A shares of another Fund and Class B shares may be exchanged for Class B shares of the corresponding sub-class of another Fund. Class C shares may be exchanged for Class C shares of another Fund. Class Z shares may be exchanged for Class Z shares of another Fund. All exchange features applicable to each class will be described in the Prospectus.

DIVIDENDS

         Dividends paid by the Trusts, with respect to their classes of shares, to the extent any dividends are paid, win be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

         Each share of each Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan, as defined herein, applicable to that class and on other matters for which class voting is required under applicable law. Shareholders of each of Class A, Class B (and each sub-class thereof if applicable) and Class C will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to each Class.

RESPONSIBILITIES OF THE TRUSTEES

         On an ongoing basis, the Trustees will monitor the Trusts and each Fund for the existence of any material conflicts among the interests of the classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Manager and the Distributors of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may

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develop. If a conflict arises, the Manager and the Distributors at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE TRUSTEES

         The Manager and the Distributors will be responsible for reporting any potential or existing conflicts among the classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenses properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.

ADDITIONAL INFORMATION

         The Plan is qualified by and subject to the terms of the Funds' Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each Series' multiple class structure.

AMENDMENT'S

         The Plan may be amended from time to time in accordance with the provisions and Requirements of Rule 18f-3 under the Act.



Adopted : April 26, 2001